Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-53327, No. 33-60069, and No. 333-124683) and Form S-8 (No. 33-51817, No. 33-61703, No. 333-32185, No. 333-34004, No. 333-44358, No. 333-106585, No. 333-106527, No. 333-105228, No. 333-105224, No. 333-85599, No. 333-118042, No. 333-114330, No. 333-129494, No. 333-129495, and No. 333-129496) of E. I. du Pont de Nemours and Company of our report dated February 23, 2007, relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 23, 2007